Exhibit 16.1

March 21, 2025

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated March 21, 2025, of DexCom, Inc. and are in agreement with the statements contained in the first paragraph insofar as related to the date of notification of our dismissal as the Company’s independent registered public accounting firm and in the second through fourth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP